Exhibit 8.1


                    SUBSIDIARIES OF W.P. STEWART & CO., LTD.


Subsidiary                                       JURISDICTION OF INCORPORATION
----------                                       -----------------------------
W.P. Stewart & Co. (Europe), Ltd.                           England

NS Money Management Ltd.                                    Bermuda

   Cribewell Investments                                    Curacao

TPRS Services N.V.                                          Curacao

W.P. Stewart & Co., Inc.                                    Delaware

W.P. Stewart Securities Limited                             Bermuda

W.P. Stewart Asset Management Ltd.                          Bermuda

   W.P. Stewart Fund Management Limited                     Ireland

W.P. Stewart Asset Management (NA), Inc.                    New York

   W.P. Stewart Asset Management, Inc.                      Delaware